Exhibit 97.1
UNITEDHEALTH GROUP
DODD-FRANK CLAWBACK POLICY
I.PURPOSE
The purpose of this policy is for UnitedHealth Group (the “Company”) to establish a mechanism providing for the recovery of Erroneously Awarded Compensation in the event of an Accounting Restatement (“Policy”). This Policy is designed to comply with, and shall be interpreted to be consistent with, Section 10D of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), Rule 10D-1 promulgated under the Exchange Act, and Section 303A.14 of the New York Stock Exchange Listed Company Manual.
II.ADMINISTRATION
The Compensation and Human Resources Committee (“Compensation Committee”) of the Board of Directors (“Board”) shall administer this Policy. The Compensation Committee is authorized to interpret and construe this Policy and to make all determinations necessary, appropriate, or advisable for the administration of this Policy. Any determinations made by the Compensation Committee shall be final and binding on all affected individuals, need not be uniform with respect to each individual covered by this Policy, and shall be given the maximum deference permitted by law. In the administration of this Policy, the Compensation Committee is authorized and directed to consult with the full Board, or such other committees of the Board as may be necessary or appropriate as to matters within the scope of such other committee’s responsibility and authority. Subject to any limitation of applicable law, the Compensation Committee may authorize and empower any officer or employee of the Company to take any and all actions necessary or appropriate to carry out the purpose and intent of this Policy (other than with respect to any recovery under this Policy involving such officer or employee, or a related party to such officer or employee as defined under Item 404 of Regulation S-K under the Exchange Act). Further, any members of the Board or employees who assist in the administration of this Policy shall not be personally liable for any action, determination or interpretation made with respect to this Policy and shall be fully indemnified by the Company to the fullest extent under applicable law and Company policy with respect to any such action, determination, or interpretation. The foregoing sentence shall not limit any other rights to indemnification of the members of the Board under applicable law or Company policy.
III.RECOVERY OF ERRONEOUSLY AWARDED COMPENSATION
This Policy applies to all Incentive-Based Compensation received during the Applicable Period by a person (a) after beginning service as a Covered Executive, (b) who served as a Covered Executive at any time during the performance period for that Incentive-Based Compensation and (c) while the Company has a class of securities listed on the New York Stock Exchange (“NYSE”) or another national securities exchange or association. This Policy may therefore apply to a person who is no longer a Covered Executive or even a Company employee at the time of recovery.
In the event that the Company is required to prepare an Accounting Restatement, the Company will, reasonably promptly, recover any Erroneously Awarded Compensation received by a Covered Executive during the Applicable Period. Incentive-Based Compensation is deemed to be received in the Company’s fiscal period during which the Financial Reporting Measure specified in the Incentive-Based Compensation award is attained, even if the payment or grant of the Incentive-Based Compensation occurs at a later date.

IV.METHOD AND AMOUNT OF RECOVERY
The Compensation Committee shall determine the amount of any Erroneously Awarded Compensation received by a Covered Executive. In addition, the Compensation Committee shall determine, in its sole discretion, the timing and method for promptly recovering the Erroneously Awarded Compensation which may include, but is not limited to: (i) seeking reimbursement of all or part of any cash or stock plan award; (ii) cancelling prior cash or stock plan awards, whether vested or unvested, paid or unpaid; (iii) forfeiture of deferred compensation, subject to compliance with Section 409A of the Internal Revenue Code and the regulations promulgated thereunder; and (iv) any other method authorized by applicable law or contract.
Notwithstanding anything herein to the contrary, the Company will not be required to recover the Erroneously Awarded Compensation received by a Covered Executive if the Compensation Committee determines that the recovery would be impracticable solely for the following reasons: (i) the direct expense paid to a third party to assist in enforcing this Policy would exceed the amount recovered (only after the Company makes a reasonable attempt to recover such Erroneously Awarded Compensation, documents such attempts, and provides such documentation to the national securities exchange on which the Company’s securities are then listed); or (ii) recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of Internal Revenue Code Sections 401(a)(13) or 411(a) and regulations thereunder.
V.PROHIBITION OF COVERED EXECUTIVE INDEMNIFICATION AND ADVANCEMENT OF LEGAL FEES
Notwithstanding the terms of the governing documents of the Company or any indemnification agreement, insurance policy, contractual arrangement, or other arrangement with any Covered Executive that could be interpreted to the contrary, the Company shall not indemnify or otherwise insure any Covered Executives against the loss of any Erroneously Awarded Compensation or any expenses that a Covered Executive incurs in opposing Company efforts to recover amounts pursuant to this Policy, including by providing any payment or reimbursement for the cost of third-party insurance purchased by any Covered Executive to fund potential clawback obligations under this Policy.
VI.AMENDMENT AND TERMINATION
The Compensation Committee may amend, modify, supplement, or replace all or any portion of this Policy from time to time in its discretion, and shall amend this Policy as it deems necessary to comply with applicable law or any subsequent rules or standards adopted by a national securities exchange on which the Company’s securities are listed.
VII.DEFINITIONS
a.Accounting Restatement: Any accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under US federal securities laws, including (i) any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements; or (ii) any accounting restatement required that is not material to previously issued financial statements, but would result in a material misstatement if the error was (A) corrected in the current period or (B) left uncorrected in the current period.
b.Applicable Period: The three completed fiscal years immediately preceding the date on which the Company is required to prepare an Accounting Restatement, as well as any transition period (that results from a change in the Company’s fiscal year) within or immediately following those three completed fiscal years (except that a transition period that comprises a period of at least nine months shall count as a completed fiscal year). The date on which the Company is required to prepare an Accounting Restatement is the earlier to occur of (a) the date the Board of Directors or an authorized committee thereof, or the officer or officers of the Company authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare an Accounting Restatement, or (b) the date a court, regulator or other legally authorized body directs the Company to prepare an Accounting Restatement, in each case regardless of if or when the restated financial statements are filed.
c.Covered Executive: Any current and former executive officers determined to be an “officer” pursuant to Rule 16(a)-1(f) of the Exchange Act.
d.Erroneously Awarded Compensation: The amount of Incentive-Based Compensation received by the Covered Executive that exceeds the amount of Incentive-Based Compensation that otherwise would have been received by the Covered Executive had it been determined based on the restated amounts, computed without regard to any taxes paid. To the extent that the amount of Erroneously Awarded Compensation is not subject to mathematical recalculation directly from the information in an Accounting Restatement, the amount must be based on a reasonable estimate of the effect of the Accounting Restatement on the applicable measure, and documentation of such estimation shall be maintained and provided to the national securities exchange on which the Company’s securities are listed.
e.Incentive-Based Compensation: Any compensation (including cash and stock compensation) that is granted, earned, or vested based wholly or in part upon attainment of any Financial Reporting Measures. Covered compensation does not include awards that are granted, earned, and vested without regard to the attainment of Financial Reporting Measures, such as time-based awards (e.g., stock options or restricted stock units that vest solely based on continued employment), discretionary awards, or base salary.
f.Financial Reporting Measures: Measures that are determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements and any measures derived wholly or in part from such measures. Examples include, but are not limited to, revenue, net income, operating income, EBITDA, Return Measures and Earnings Measures, non-GAAP financial measures, stock price and total shareholder return.

VIII.OTHER RECOVERY RIGHTS
Any right of recovery under this Policy is in addition to, and not in lieu of, any other remedies or rights of recovery that may be available to the Company under applicable law or pursuant to the terms of any similar policy or agreement including, but not limited to, the Company’s Clawback Policy, the Sarbanes-Oxley Act of 2002, as amended or pursuant to the terms of any other Company policy, employment agreement, stock award agreement, or similar agreement with a Covered Executive. Nothing contained in this Policy shall limit any claims, damages, or other legal remedies the Company or any of its affiliates may have against a Covered Executive arising out of or resulting from an action or omission by the Covered Executive.
This Policy shall be binding on and enforceable against all Covered Executives and their successors, beneficiaries, heirs, executors, administrators or other legal representatives.
IX.EFFECTIVE DATE
This Policy is effective December 1, 2023.